Exhibit 99






                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             VIDEO UPDATE, INC. ANNOUNCES AMENDEMENT TO AGREEMENT TO
                             ACQUIRE MOOVIES, INC.;
                       COMMENTS ON SECOND QUARTER OUTLOOK


         St. Paul, Minn., October 30, 1997 - In concurrent press releases, Video Update, Inc. (Nasdaq: VUPDA), an international video chain (the "Company"), and Moovies, Inc., (Nasdaq: MOOV) ("Moovies") announced today that they have amended their agreement pursuant to which the Company plans to acquire Moovies in a stock-for-stock merger transaction. Moovies currently operates 269 video specialty stores in 17 states throughout the United States and is the franchiser for an additional 43 stores.
         The amended merger agreement now provides that each stockholder of Moovies will receive .75 shares of Video Update Class A Common Stock for each share of Moovies' Common Stock, or approximately 32 percent of Video Update's outstanding shares after the closing of the transaction. In addition, immediately following the merger, Video Update's Board of Directors will include two designees from Moovies, which Moovies' directors, together with a director designated by Video Update, shall have the right to nominate two additional directors to serve on the Video Update Board.
         The transaction is subject to a number of conditions, including shareholder approval of both companies, and is now anticipated to be completed in early 1998. Piper Jaffray is serving as financial advisor to Video Update, Inc. for this transaction. Needham & Co. is representing Moovies. Piper Jaffray and Needham & Co., have provided fairness opinions in connection with the amended agreement.








         Daniel A. Potter, CEO of Video Update, Inc., said, "We are pleased to proceed with this strategic merger, which we believe can maximize stockholder value. I continue to view this transaction as a platform to significantly enhance our future growth opportunities."
         John L. Taylor, President and CEO of Moovies, stated, "We continue to believe that this merger of complementary video retailers should provide good growth opportunities for Moovies' stockholders and should result in important synergies and cost savings for the combined companies."
         Separately, Mr. Potter of Video Update also commented on the Company's outlook for the fiscal quarter ending October 31, 1997: "We expect that the continued lack of public acceptance of weaker new release titles available for rental during the months of August and September of this year has adversely impacted our operating results for this quarter. Although we expect an increase in same store revenues compared to the quarter ended October 31, 1996, the continuing industry-wide slump in titles will likely result in a loss for the quarter, currently estimated to be less than $.05 per share."
         Mr. Potter continued, "We expect that operating results for the next two fiscal quarters should be positively affected by the impressive upcoming new release line-up, which should include "Men in Black," "Lost World," "My Best Friend's Wedding," "Face Off," "Con Air," and "Air Force One."
         Video Update, Inc. is an international video retail chain with 420 video specialty stores in North America, of which 384 are Company owned and 36 are franchised as of October 29, 1997. These stores are located in twenty-two states in the United States and in six provinces in Canada.

Matters discussed in this news release, including any discussion of or impact, expressed or implied, on the Company's anticipated operating results and future earnings per share contain forward-looking statements that involve risks and uncertainties. The Company's results may differ significantly from the results indicated by such forward-looking statements. The acquisition of Moovies is subject to several conditions, including bank approval for both companies. The amended merger agreement also allows Moovies to entertain or solicit other acquisition proposals, subject to certain amended termination fees. No assurances can be given that the above described acquisition will be completed, on a timely basis, if at all. In addition, if the acquisition is completed, no assurance can be given that the Company will be successful in timely integrating and managing the operating, purchasing, marketing and management information systems of the two companies or that the Company will be able to hire, train, retrain and assimilate selected individuals employed at acquired stores. Furthermore, the Company has signed an agreement with Rentrak Corporation, a distributor of prerecorded videocassettes and other media, which agreement will become effective only if the merger is closed. To obtain the full benefits of its agreement with Rentrak, the Company must correctly identify the new release and other titles that it should lease from Rentrak and the stores that should receive them. To the extent that the Company obtains new releases or other video products from Rentrak for too many or the wrong stores, the Company's operations and profits could be adversely affected. No assurances can be given that the Company will be effective in using its agreement with Rentrak to achieve its intended results. Additionally, the Company's and Moovies' operating results may be affected by many factors, including but not limited to variations in the number and timing of store openings and acquisitions, weather (particularly on weekends and holidays), the public acceptance of new release titles available for rental, competition, marketing programs, special or unusual events and other events and other factors, that may affect retailers in general. These and other risks are detailed from time to time in the Company's SEC reports, including the Form 10-K for the year ended April 30, 1997.